UHY LLP
Certified Public Accountants

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September 23, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Spring Creek Acquisition Corp.'s Form 8-K dated September 19, 2008 and have the following comments:

1. We agree with the statements made in paragraphs two, three, and four.
2. We have no basis to agree or disagree with the statements made in the first and fifth paragraphs.

Yours truly,

/s/ UHY LLP

UHY LLP

UHY LLP is an independent member of Urbach Hacker Young International Limited